                                                                     EXHIBIT 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT

                              DISTRICT OF COLORADO

In re                                                      Case No. 02-28089-ABC

WINDSOR WOODMONT BLACK HAWK                                Chapter 11
RESORT CORPORATION, a/k/a the Black
Hawk Casino by Hyatt, a Colorado Corporation,
EIN 75-2720870,

                       Debtor.

                      SECOND AMENDED PLAN OF REORGANIZATION
                               PROPOSED BY DEBTOR
                             DATED: OCTOBER 12, 2004

                                TABLE OF CONTENTS

I. DEFINITIONS AND RULES OF CONSTRUCTION..........................................................................      1

     A.    Definitions............................................................................................      1

     B.    Rules of Construction..................................................................................     10

II. DESIGNATION OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS..................................................     11

     A.    Summary and Classification of Claims and Interests.....................................................     11

     B.    Allowance and Treatment of Unclassified Claims (Administrative Claims, and Priority Tax Claims)........     13

           1.        Administrative Claims........................................................................     13

           2.        Priority Tax Claims..........................................................................     15

     C.    Classification and Treatment of Classified Claims and Interests........................................     15

           1.        Class 1 (Secured Claim of the Black Hawk BID)................................................     15

           2.        Class 2 (Secured Claim of PCL)...............................................................     15

           3.        Class 3 (Secured Claim of Steelman)..........................................................     16

           4.        Class 4 (Secured Claim of the FF&E Lender)...................................................     17

           5.        Class 5 (Secured Claim of the First Mortgage Noteholders)....................................     17

           6.        Class 6 (Other Secured Claims)...............................................................     18

           7.        Class 7 (Priority Claims, other than Priority Tax Claims)....................................     19

           8.        Class 8A (General Unsecured Claims)..........................................................     19

           9.        Class 8B (Claims of Hyatt)...................................................................     20

           10.       Class 9A (Existing Preferred Stock - Series "B").............................................     20

           11.       Class 9B (Existing Preferred Stock - Series "A").............................................     20

           12.       Class 10 (Existing Common Stock).............................................................     20

III. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES........................................................     20

     A.    Assumption and Assignment of Executory Contracts and Unexpired Leases..................................     20

           1.        Schedule of Assumed and Assigned Agreements..................................................     20

           2.        Cure Payments................................................................................     21

                                        i
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
           3.        Objections to Assumption and Assignment or Proposed Cure Payments............................     22

           4.        Resolution of Claims Relating to Assumed and Assigned Agreements.............................     22

     B.    Rejection of Executory Contracts and Unexpired Leases..................................................     23

           1.        Rejected Agreements..........................................................................     23

           2.        Bar Date for Rejection Damage Claims.........................................................     23

     C.    Contracts Entered into on or After the Petition Date...................................................

IV. MEANS OF EXECUTION AND IMPLEMENTATION OF THE PLAN.............................................................     23

     A.    Funding of the Plan....................................................................................     24

     B.    Transfer of the Acquired Assets to Ameristar...........................................................     24

           1.        Generally....................................................................................     24

           2.        Approval of Transfer of the Acquired Assets..................................................     25

     C.    Approval of Settlement Agreements......................................................................     25

     D.    The Continuing Estate..................................................................................     25

           1.        Continuation of the Estate...................................................................     25

           2.        Appointment of the Continuing Estate Representative..........................................     25

           3.        Powers and Duties of the Continuing Estate Representative....................................     26

           4.        Termination of the Continuing Estate.........................................................     28

           5.        Additional Provisions of the Continuing Estate Agreement.....................................     28

     E.    The Post-Effective Date Committee......................................................................     29

           1.        Management and Powers of the Post-Effective Date Committee...................................     29

           2.        Employment and Compensation of Professionals.................................................     29

           3.        Dissolution of the Post-Effective Date Committee.............................................     30

     F.    The Ad Hoc Committee...................................................................................     30

           1.        Post-Effective Date Powers...................................................................     30

           2.        Payment of Ad Hoc Committee and Indenture Trustee Substantial Contribution Claims............     30

     G.    Distribution of Property Under the Plan................................................................     31

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
           1.        Manner of Cash Payments Under the Plan.......................................................     31

           2.        No De Minimis Distributions..................................................................     31

           3.        No Distribution with respect to Disputed Claims..............................................     31

           4.        No Stock Distributions to Holders of Claims..................................................     32

           5.        Delivery of Distributions and Undeliverable/Unclaimed Distributions..........................     32

     H.    Cancellation of Interests..............................................................................     33

     I.    Termination of Officers and Directors..................................................................     33

V. MISCELLANEOUS PROVISIONS.......................................................................................     34

     A.    Exculpation............................................................................................

     B.    Revocation of Plan/No Admissions.......................................................................     34

     C.    Dissolution of Creditors' Committee....................................................................     34

     D.    Exemption from Certain Transfer Taxes..................................................................     34

     E.    Modifications of Plan..................................................................................     35

     F.    Plan Shall not Affect Rights of First Place LLC........................................................     35

     G.    Post-Effective Date Effect of Evidences of Claims or Interests.........................................     35

     H.    Successors and Assigns.................................................................................     35

     I.    Saturday, Sunday or Legal Holiday......................................................................     35

     J.    Headings...............................................................................................     36

     K.    Severability of Plan Provisions........................................................................     36

     L.    Governing Law..........................................................................................     36

VI. EFFECT OF CONFIRMATION OF THE PLAN............................................................................     36

     A.    Non-Discharge of the Debtor............................................................................     36

     B.    Binding Effect of Plan and Injunctions.................................................................     37

     C.    Payment of U.S. Trustee Fees...........................................................................     38

     D.    Retention of Jurisdiction..............................................................................     38

VII. RECOMMENDATION AND CONCLUSION................................................................................     40

            This Second Amended Plan of Reorganization is proposed by Windsor Woodmont Black Hawk Resort Corporation, a Colorado corporation, the debtor and debtor in possession herein.

                                       I.

                      DEFINITIONS AND RULES OF CONSTRUCTION

      A. DEFINITIONS.

            In addition to such other terms as are defined elsewhere in the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan:

            "ACQUIRED ASSETS" means the assets to be acquired by Ameristar pursuant to the Asset Purchase Agreement, as defined in sections 1.1 and 2.1 of the Asset Purchase Agreement.

            "AD HOC COMMITTEE" means the Ad Hoc Committee of First Mortgage Noteholders, comprised of the following members: Ableco Finance LLC, Farallon Capital Management, LLC, Credit Suisse Asset Management, LLC - Leveraged Investments, Highland Capital Management, LP, Post Advisory Group, TCW Leveraged Income Trust, LP, and Libra Securities.

            "ADMINISTRATIVE CLAIM" means a Claim for administrative costs or expenses entitled to priority under Bankruptcy Code section 507(a)(1) or (b).

            "ADMINISTRATIVE TAX CLAIM" means a Claim that a government unit asserts against the Debtor either for taxes or for related interest or penalties for any period of time that -- in whole or in part -- falls within the period from and including the Petition Date through and including the Effective Date.

            "ALLOWED ADMINISTRATIVE CLAIM" means an Administrative Claim that is allowed as set forth in Section II.B.1.

            "ALLOWED CLAIM" or "ALLOWED INTEREST" means a Claim or Interest, other than an Administrative Claim, to the extent that:

            (a) Either: (1) a proof of Claim or proof of Interest was timely Filed; or (2) a proof of Claim or proof of Interest is deemed timely Filed either under Bankruptcy Rule 3003(b)(1)-(2) or by a Final Order; and

            (b) Either: (1) the Claim or Interest is not a Disputed Claim or a Disputed Interest; or (2) the Claim or Interest is allowed by a Final Order or under the Plan.

            Unless otherwise specified in the Plan, an Allowed Claim does not include interest on the Claim accruing after the Petition Date. Moreover, any portion of a Claim that is satisfied or released during the Case is not an Allowed Claim.

            "AMERISTAR" means Ameristar Casinos, Inc., a Nevada corporation.

            "AMERISTAR STOCK" means the common stock of Ameristar to be issued to the Debtor in accordance with Section 2.5(b) of the Asset Purchase Agreement and this Plan and distributed to the holders of Class 9A and Class 9B Interests in respect of such Class 9A and Class 9B Interests in accordance with Section
5.14 of the Asset Purchase Agreement and this Plan.

            "ASSET PURCHASE AGREEMENT" means that "Asset Purchase Agreement," dated as of May 28, 2004, as amended by that "Amendment to Asset Purchase Agreement," dated as of August 3, 2004, true and correct copies of which are attached hereto as Exhibits "A" and "B" respectively.

            "AVOIDANCE ACTIONS" means the causes of action held by the Debtor or the Estate that arise out of Bankruptcy Code sections 510, 542, 544, 547, 548, 549, 550, 551, and 553.

            "BALLOT" means the ballot to vote to accept or reject the Plan.

            "BALLOT DEADLINE" means the deadline established by the Court for the delivery of executed Ballots to the Ballot Tabulator.

            "BALLOT TABULATOR" means Lori Gauthier, a paralegal at Irell & Manella LLP (counsel to the Debtor), or any other person or entity designated by the Debtor to tabulate ballots.

            "BANKRUPTCY CODE" or "CODE" means Title 11 of the United States Code, 11 U.S.C. Sections 101-1330.

            "BANKRUPTCY COURT" or "COURT" means the United States Bankruptcy Court for the District of Colorado, or any other court that exercises jurisdiction over the Case.

            "BANKRUPTCY RULES" means, collectively, (a) the Federal Rules of Bankruptcy Procedure and (b) the Local Rules of the Bankruptcy Court, as applicable in the Case.

            "BAR DATE" means the applicable deadline for filing a proof of Claim or proof of Interest as set forth in the "Order Fixing Deadline for Filing Proofs of Claim and Proofs of Interest Pursuant to Fed. R. Bank. P. 3003(c)(3) and 202(a)(7)," entered on the Bankruptcy Court's docket on December 10, 2002, the "Order Extending Deadline for Filing Proofs of Claim and Proofs of

Interest," entered on the Bankruptcy Court's docket on February 3, 2003, and the "Order Extending Deadline for Filing Proofs of Claim and Proofs of Interest," entered on the Bankruptcy Court's docket on March 3, 2003, or such other deadline as established by the Bankruptcy Court. Pursuant to such orders, the original Bar Date was set for January 23, 2003. A supplemental Bar Date for certain creditors that did not receive notice of the original Bar Date was set for March 17, 2003.

            "BLACK HAWK BID" means the Black Hawk Business Improvement District.

            "BUSINESS DAY" means a day that is not a Saturday, Sunday, or legal holiday.

            "CASE" means the Debtor's case under chapter 11 of the Bankruptcy Code.

            "CASINO" means the casino located in Black Hawk, Colorado that is owned and operated by the Debtor.

            "CLAIM" means a claim -- as Bankruptcy Code section 101(5) defines the term "claim" -- against the Debtor or the Debtor's property.

            "CLAIMS/INTERESTS OBJECTION DEADLINE" means the deadlines set forth in Sections IV.D.3, IV.E.1 and IV.F.1 for objections to Claims or Interests.

            "CLASS" means a group of Claims or Interests as classified in
Section II.C.

            "CLOSING DATE" means the date that the transactions contemplated by the Asset Purchase Agreement close, as defined in sections 1.1 and 2.8 of the Asset Purchase Agreement.

            "COLLATERAL" means property, or an interest in property, of the Estate that is encumbered by a lien to secure payment or performance of a Claim.

            "CONFIRMATION DATE" means the date of entry of the Confirmation
Order.

            "CONFIRMATION HEARING" means the hearing by the Court on confirmation of the Plan.

            "CONFIRMATION ORDER" means the Court order confirming this Plan.

            "CONTINUING ESTATE" means the Estate on and after the Effective
Date.

            "CONTINUING ESTATE AGREEMENT" means that certain "Continuing Estate Agreement," a copy of which will be Filed by the Exhibit Filing Date.

            "CONTINUING ESTATE REPRESENTATIVE" means Michael Armstrong, the Debtor's Chief Financial Officer, or such other individual as appointed by the Ad Hoc Committee prior to the Effective Date. If for any reason the Continuing Estate Representative resigns, dies, becomes incapacitated or is terminated by the Ad Hoc Committee, the Continuing Estate Representative shall be such other person as determined by the Ad Hoc Committee.

            "CREDITORS' COMMITTEE" means the official committee of unsecured creditors appointed under Bankruptcy Code section 1102 by the United States Trustee in the Case.

            "CREDITORS' COMMITTEE COUNSEL" means counsel selected by the Creditors' Committee in the Case.

            "CREDITORS' COMMITTEE SETTLEMENT AGREEMENT" means the "Agreement Regarding Plan of Reorganization" by and between the Creditors' Committee and the Ad Hoc Committee, dated as of June 7, 2004, a true and correct copy of which is attached hereto as Exhibit "C."

            "CURE PAYMENT" means the payment of cash or the distribution of other property (as the parties may agree or the Court may order), as necessary to cure defaults under an executory contract or unexpired lease of the Debtor so that the Debtor may assume and assign the contract or lease pursuant to Bankruptcy Code section 365(a).

            "DEBTOR" means Windsor Woodmont Black Hawk Resort Corporation, a Colorado corporation.

            "DISALLOWED CLAIM" means a Claim, or any portion thereof, that: (a) is not listed on a Debtor's Schedules, or is listed therein as contingent, unliquidated, disputed, or in an amount equal to zero, and whose holder has failed to timely File a proof of Claim; or (b) the Court has disallowed pursuant to order of the Court.

            "DISBURSING AGENT" means the Continuing Estate Representative or any entity employed or retained by the Continuing Estate Representative to serve as disbursing agent under the Plan.

            "DISCLOSURE STATEMENT" means the disclosure statement to accompany the Plan, as it subsequently may be modified or amended.

            "DISPUTED CLAIM" or "DISPUTED INTEREST" means a Claim or Interest

            (a) As to which a proof of Claim is Filed or is deemed Filed under Bankruptcy Rule 3003(b)(1) or a proof of Interest was Filed or deemed Filed under Bankruptcy Rule 3003(b)(2); and

            (b) As to which:

                  a. An objection: (1) has been timely Filed; and (2) has not been denied by a Final Order or withdrawn; or

                  b. That Claim or Interest is listed on the Debtor's Schedules as disputed, contingent or unliquidated.

            "EFFECTIVE DATE" means the first Business Day (a) that is at least ten days after the Confirmation Date; (b) on which no stay of the Confirmation Order is in effect; and (c) on which the Closing Date has occurred.

            "EFFECTIVE DATE CASH" means cash in the Estate on the Effective
Date.

            "ESCROW AGENT" shall have the meaning ascribed to it is Section 2.6(a) of the Asset Purchase Agreement.

            "ESTATE" means the estate created in the Case under Bankruptcy Code section 541.

            "EXHIBIT FILING DATE" means the date that is the last Business Day that is at least ten days prior to the date of the Confirmation Hearing.

            "EXISTING COMMON STOCK" means: (i) the shares of the Debtor's common stock issued and outstanding immediately before the Effective Date, and any other right or related Claim or Interest with respect to the Existing Common Stock and (ii) all options, warrants or rights, contractual or otherwise, to acquire or receive Existing Common Stock, outstanding immediately before the Effective Date, and any rights to acquire any of the preceding or Claims with respect thereto.

            "EXISTING PREFERRED STOCK" means the shares of the Debtor's preferred stock issued and outstanding immediately before the Effective Date, and any other right or related Claim or Interest with respect to the Existing Preferred Stock.

            "FF&E LENDER" means David R. Belding, the assignee of Wells Fargo Bank, N.A. under the FF&E Loan.

            "FF&E LOAN" means that loan pursuant to the Loan Agreement entered into between the Debtor and Wells Fargo, N.A., as agent and lender, dated October 2, 2001, referencing a loan in the original principal amount of $20,800,000, the proceeds of which were utilized by the Debtor to acquire furniture, fixtures and equipment to be used in connection with the development and operation of the Casino.

            "FF&E LOAN DOCUMENTS" means all of the documents evidencing the FF&E Loan, including, without limitation, the Loan Agreement, Promissory Note, Security Agreement, UCC Financing Statements, First Amendment to Loan Agreement, and the Assignment, Assumption and Consent Agreement.

            "FF&E SETTLEMENT AGREEMENT" means that "Settlement and Release Agreement," by and between the Debtor and the FF&E Lender, dated as of May 28, 2004, a true and correct copy of which is attached hereto as Exhibit "D."

            "FILED" means duly and properly filed with the Court and reflected on the Court's official docket.

            "FINAL ORDER" means an order or judgment of the Court entered on the Court's official docket:

            (a) that has not been reversed, rescinded, stayed, modified, or amended;

            (b) that is in full force and effect; and

            (c) with respect to which: (1) the time to appeal or to seek review, remand, rehearing, or a writ of certiorari has expired and as to which no timely filed appeal or petition for review, rehearing, remand, or writ of certiorari is pending; or (2) any such appeal or petition has been dismissed or resolved by the highest court to which the order or judgment was appealed or from which review, rehearing, remand, or a writ of certiorari was sought.

            "FIRST MORTGAGE INDENTURE" means the Indenture dated March 14, 2000 by and between the Debtor and the Indenture Trustee pursuant to which the First Mortgage Notes were issued.

            "FIRST MORTGAGE NOTEHOLDERS" means the holders of First Mortgage Notes.

            "FIRST MORTGAGE NOTES" means the First Mortgage Notes bearing interest at 13% per annum, due March 15, 2005, issued under the First Mortgage Indenture in the principal amount of $100 million.

            "GENERAL UNSECURED CLAIM" means a Claim that is not an Administrative Claim, an Administrative Tax Claim, a Priority Claim, a Priority Tax Claim, a Secured Claim, a Secured Tax Claim, a Claim of Hyatt, a Claim of the First Mortgage Noteholders, or a Claim of the FF&E Lender.

            "GENERAL UNSECURED FUND" means the cash fund in the amount of $1,000,000 to be made available to holders of Class 8A Unsecured Claims pursuant to the Creditors' Committee Settlement Agreement.

            "HYATT" means Hyatt Gaming Management, Inc., a Nevada corporation.

            "HYATT SETTLEMENT AGREEMENT" means that "Agreement Regarding Plan of Reorganization" by and between the Debtor, Hyatt and the Ad Hoc Committee, dated as of July 23, 2004, a true and correct copy of which is attached hereto as Exhibit "E."

            "INDENTURE TRUSTEE" means SunTrust Bank, in its capacity as the trustee under the First Mortgage Indenture.

            "INSURANCE-COVERED CLAIM" means any Claim against the Debtor that is an Unsecured Claim and is otherwise covered by the Insurance Policies. To the extent that the Insurance Policies do not fully cover an Allowed
Insurance-Covered Claim, any excess will constitute a General Unsecured Claim and receive the treatment provided for Class 8A Claims.

            "INSURANCE POLICIES" means the insurance policies in which the Debtor is or was at any time a named insured.

            "INTEREST" means the interest, whether or not asserted, of any holder of an equity security of the Debtor, as defined in Bankruptcy Code section 101(17), including the Existing Common Stock and the Existing Preferred Stock, and any Claims arising or relating thereto under Bankruptcy Code section 510(b).

            "LIEN" means a lien, as defined in Section 101(37) of the Code, except a lien that has been avoided in accordance with Sections 544, 545, 546, 547, 548, or 549 of the Code or is otherwise invalid under the Code or applicable state law.

            "LIQUIDATION ACCOUNT" means the bank account(s) established by the Continuing Estate Representative into which the Liquidation Fund Reserve will be deposited.

            "LIQUIDATION FUND RESERVE" means the amounts, as mutually agreed by the Debtor and the Ad Hoc Committee (or estimated by the Court if the Ad Hoc Committee and Debtor cannot reach agreement), necessary to fund, to the extent unpaid as of the Effective Date: (a) all Allowed Administrative Claims (including Ordinary Course Administrative Claims, Non-Ordinary Course Administrative Claims, Professional Fee Claims, Cure Payments, U.S. Trustee
Fees), (b) all Allowed

Priority Claims and Allowed Priority Tax Claims and (c) the fees and expenses of the Continuing Estate and the Ad Hoc Committee after the Effective Date.

            "NON-ORDINARY COURSE ADMINISTRATIVE CLAIM" means any Administrative Claim other than an Ordinary Course Administrative Claim, a Professional Fee Claim, a Cure Payment, or a U.S. Trustee Fee.

            "NOTEHOLDER CASH" means the sum of: (1) all cash paid by Ameristar and the Escrow Agent on the Closing Date pursuant to section 2.6 of the Asset Purchase Agreement plus (2) all cash to be paid by Ameristar pursuant to sections 2.10 and 8.1(c) of the Asset Purchase Agreement minus (3) sufficient cash to pay (or reserve for) the Allowed Claims in Classes 2, 3, 4, 6, 8A and 8B.

            "ORDINARY COURSE ADMINISTRATIVE CLAIMS" means Administrative Claims based upon liabilities that the Debtor incurs in the ordinary course of its business for goods and services and that are unpaid as of the Effective Date. Ordinary Course Administrative Claims do not include Professional Fee Claims, Cure Payments, U.S. Trustee Fees, or Administrative Tax Claims.

            "OTHER SECURED CLAIMS" means any Secured Claims that are not expressly classified under any class other than Class 6.

            "PCL" means PCL Construction Services, Inc., the general contractor for the construction of the Casino.

            "PCL SETTLEMENT AGREEMENT" means the settlement agreement between the Debtor and PCL on behalf of itself and the PCL Subcontractors, approved by the Bankruptcy Court on July 7, 2003.

            "PCL SUBCONTRACTORS" means the subcontractors of PCL in connection with the construction of the Casino, including, without limitation, AP Eberlein Co., Inc., Bonitz Flooring Group, Inc., Douglass Roofing Co., Gary Leimer, Inc., JGS Construction, Inc., Metropolitan Glass, Inc., Midwest Drywall Co., Otis Elevator Company, S&W Painting and Decorating, Inc., Sturgeon Electric Co., Trautman & Shreve, Inc., and Western States Fire Protection.

            "PETITION DATE" means November 7, 2002.

            "PLAN" means this "Second Amended Plan of Reorganization Proposed by Debtor Dated: October 12, 2004," as it subsequently may be modified or amended.

            "POST-EFFECTIVE DATE COMMITTEE" means the committee to be formed on the Effective Date consisting of three (3) persons selected by the Creditors' Committee prior to the Effective Date.

            "PRIORITY CLAIM" means an Allowed Claim entitled to priority against the Estate under Bankruptcy Code sections 507(a)(3), 507(a)(4), or 507(a)(6). Priority Claims do not include any Claims incurred after the Petition Date.

            "PRIORITY TAX CLAIM" means an Allowed Claim entitled to priority against the Estate under Bankruptcy Code section 507(a)(8). Priority Tax Claims do not include any Claims incurred after the Petition Date.

            "PROFESSIONAL FEE CLAIM" means

            (a) A Claim under Bankruptcy Code sections 327, 328, 330, 331, 503, or 1103 for compensation for professional services rendered or expenses incurred on the Estate's behalf; or

            (b) A Claim either under Bankruptcy Code section 503(b)(4) for compensation for professional services rendered or under Bankruptcy Code section 503(b)(3)(D) for expenses incurred in making a substantial contribution to an Estate.

            "PRO RATA" means proportionately so that the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim to (b) the Allowed Claim, is the same as the ratio of (x) the amount of consideration available for distribution on account of Allowed Claims in the Class in which the particular Allowed Claim is included to (y) the amount of all Allowed Claims of that Class.

            "REJECTION DAMAGE CLAIM" means a claim arising under Bankruptcy Code section 365 from the rejection by the Debtor of a lease or contract.

            "RESIDUAL LIQUIDATION PROCEEDS" means the cash remaining in the Liquidation Account after all required amounts have been paid, or reserved for, by the Continuing Estate Representative.

            "SCHEDULE OF ASSUMED AND ASSIGNED AGREEMENTS" means the schedule of executory contracts and unexpired leases that the Debtor will assume and assign to Ameristar on the Effective Date. On or before 21 days prior to the Confirmation Hearing, the initial Schedule of Assumed and Assigned Agreements will be filed and served on the parties to agreements listed on that schedule.

            "SCHEDULES" means the Schedules of Assets and Liabilities filed by the Debtor on December 6, 2002, as amended on March 12, 2003, as the same may be further amended from time to time before the Effective Date.

            "SECURED CLAIM" means a Claim that is secured by a lien on Collateral. A Claim is a Secured Claim only to the extent of the value of the claimholder's interest in the Collateral or to the extent of the amount subject to setoff, whichever is applicable, and as determined under Bankruptcy Code section 506(a).

            "SECURED TAX CLAIM" means a governmental unit's Secured Claim for unpaid taxes arising before the Petition Date.

            "STEELMAN" means Paul Steelman, Ltd. and Paul Steelman, an individual, the architect for the Casino.

            "STEELMAN ADR" means the alternative dispute resolution proceedings between the Debtor and Steelman.

            "SUBSTANTIAL CONTRIBUTION CLAIMS" means the Claims of the Ad Hoc Committee and the Indenture Trustee for making a substantial contribution in the Case, which Claims shall constitute Allowed Administrative Claims pursuant to Bankruptcy Code section 503(b)(3)(D), and which Claims shall receive treatment as set forth in Section IV.F.2 of the Plan.

            "TAX CODE" means the Internal Revenue Code of 1986, as amended.

            "TRANSFER PROCEEDS" means the proceeds from the transfer of the Acquired Assets as provided for in the Asset Purchase Agreement and the Plan.

            "U.S. TRUSTEE" means the Office of the United States Trustee.

            "U.S. TRUSTEE FEES" means fees or charges assessed against the Estates pursuant to 28 U.S.C. Section 1930.

      B. RULES OF CONSTRUCTION.

            1. The rules of construction in Bankruptcy Code section 102 apply to this Plan.

            2. Bankruptcy Rule 9006(a) applies when computing any time period under the Plan.

            3. A term that is used in this Plan and that is not defined in this Plan has the meaning attributed to that term, if any, in the Bankruptcy Code or the Bankruptcy Rules.

            4. The definition given to any term or provision in the Plan supersedes and controls any different meaning that may be given to that term or provision in the Disclosure Statement.

            5. Whenever it is appropriate from the context, each term, whether stated in the singular or the plural, includes both the singular and the plural.

            6. Any reference to a document or instrument being in a particular form or on particular terms means that the document or instrument will be substantially in that form or on those terms. No material change to the form or terms may be made after the Confirmation Date without the consent of any party materially negatively affected.

            7. Any reference to an existing document means the document as it has been, or may be, amended or supplemented.

            8. Unless otherwise indicated, the phrase "under the Plan" and similar words or phrases refer to this Plan in its entirety rather than to only a portion of the Plan.

            9. Unless otherwise specified, all references to Sections or Exhibits are references to this Plan's Sections or Exhibits.

            10. The words "herein," "hereto," "hereunder," and other words of similar import refer to this Plan in its entirety rather than to only a particular portion hereof.

                                       II.

          DESIGNATION OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS

      A. SUMMARY AND CLASSIFICATION OF CLAIMS AND INTERESTS.

            This Section classifies Claims and Interests -- except for Administrative Claims, and Priority Tax Claims, which are not classified -- for all purposes, including voting, confirmation, and distribution under the Plan. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest falls within the Class description. To the extent that part of the Claim or Interest falls within a different Class description, the Claim or Interest is classified in that different Class. The following table summarizes the Classes of Claims and Interests under the Plan:

                                                                                 IMPAIRED/
 CLASS                   DESCRIPTION                                             UNIMPAIRED             VOTING STATUS
 -----                   -----------                                             ----------             -------------
None        Administrative Claims and Priority Tax Claims                        Unimpaired          Not Entitled to Vote
Class 1     Secured Claim of Black Hawk BID                                      Unimpaired          Not Entitled to Vote
Class 2     Secured Claim of PCL                                                  Impaired           Entitled to Vote
Class 3     Secured Claim of Steelman                                             Impaired           Entitled to Vote
Class 4     Secured Claim of FF&E Lender                                          Impaired           Entitled to Vote
Class 5     Secured Claim of First Mortgage Noteholders                           Impaired           Entitled to Vote
Class 6     Other Secured Claims (including Secured Tax Claims)                   Impaired           Entitled to Vote
Class 7     Priority Claims (Other than Priority Tax Claims)                      Impaired           Entitled to Vote
Class 8A    General Unsecured Claims                                              Impaired           Entitled to Vote
Class 8B    Claims of Hyatt                                                       Impaired           Entitled to Vote
Class 9A    Existing Preferred Stock (Series B)                                   Impaired           Entitled To Vote
Class 9B    Existing Preferred Stock (Series A)                                   Impaired           Entitled To Vote
Class 10    Existing Common Stock                                                 Impaired           Deemed to Reject -
                                                                                                     Vote Not Solicited

            NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE PLAN, NO DISTRIBUTIONS WILL BE MADE AND NO RIGHTS WILL BE RETAINED ON ACCOUNT OF ANY CLAIM OR INTEREST THAT IS NOT AN ALLOWED CLAIM OR INTEREST.

            The treatment in this Plan, including without limitation, as provided in the settlement agreements attached to the Plan as Exhibits "C," "D," and "E," is in full and complete satisfaction of the legal, contractual, and equitable rights (including any liens) that each entity holding an Allowed Claim or an Allowed Interest may have in or against the Debtor, the Estate, the Continuing Estate, or their respective property. This treatment supersedes and replaces any agreements or rights those entities may have in or against the Debtor, the Estate, the Continuing Estate, or their respective property. All distributions in respect of Allowed Claims will be allocated first to the principal amount of such Allowed Claim, as determined for federal income tax purposes, and thereafter, to the remaining portion of such Allowed Claim, if any.

      B. ALLOWANCE AND TREATMENT OF UNCLASSIFIED CLAIMS (ADMINISTRATIVE CLAIMS, AND PRIORITY TAX CLAIMS).

            1. ADMINISTRATIVE CLAIMS.

                  (a) ALLOWANCE OF ADMINISTRATIVE CLAIMS.

            ALLOWANCE OF ORDINARY COURSE ADMINISTRATIVE CLAIMS: An entity holding an Ordinary Course Administrative Claim may, but need not, File a motion or request for payment of its Claim. The Continuing Estate Representative, the Ad Hoc Committee, or any other party in interest may File an objection to an Ordinary Course Administrative Claim in their discretion. Unless the Continuing Estate Representative, the Ad Hoc Committee or a party in interest object to an Ordinary Course Administrative Claim, such Claim will be allowed in accordance with the terms and conditions of the particular transaction that gave rise to the Claim.

            ALLOWANCE OF PROFESSIONAL FEE CLAIMS: UNLESS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, A PROFESSIONAL FEE CLAIM WILL BE ALLOWED ONLY IF:

            (i) On or before 60 days after the Effective Date, the entity holding such Professional Fee Claim both Files with the Court a final fee application or a motion requesting allowance of the fees and serves the application or motion on the Continuing Estate Representative, the Ad Hoc Committee, and each of their respective counsel, and the U.S. Trustee; and

            (ii) The Court allows the Claim.

            The Continuing Estate Representative, the Ad Hoc Committee, or any other party in interest may File an objection to such application or motion within the time provided by the Bankruptcy Rules or within any other period that the Court establishes. ENTITIES HOLDING PROFESSIONAL FEE CLAIMS WHO DO NOT TIMELY FILE AND SERVE A FEE APPLICATION OR MOTION FOR PAYMENT WILL BE FOREVER BARRED FROM ASSERTING THOSE CLAIMS AGAINST THE DEBTOR, THE ESTATE, THE CONTINUING ESTATE, OR THEIR RESPECTIVE PROPERTY.

            ALLOWANCE OF CURE PAYMENTS: Cure Payments shall be allowed in accordance with the procedures set forth in Section III.A.2 of this Plan.

            ALLOWANCE OF NON-ORDINARY COURSE ADMINISTRATIVE CLAIMS: UNLESS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, NON-ORDINARY COURSE ADMINISTRATIVE CLAIMS WILL BE ALLOWED ONLY IF:

            (i) On or before 60 days after the Effective Date, the entity holding such Non-Ordinary Course Administrative Fee Claim both Files with the Court a motion requesting allowance of the Non-Ordinary Course Administrative Claim and serves the motion on the Continuing Estate Representative, the Ad Hoc Committee, and their respective counsel, and the U.S. Trustee; and

            (ii) The Court allows the Claim by Final Order.

            The Continuing Estate Representative, the Ad Hoc Committee, or any other party in interest may File an objection to such motion within the time provided by the Bankruptcy Rules or within any other period that the Court establishes. ENTITIES HOLDING NON-ORDINARY COURSE ADMINISTRATIVE CLAIMS THAT DO NOT TIMELY FILE AND SERVE A REQUEST FOR PAYMENT WILL BE FOREVER BARRED FROM ASSERTING THOSE CLAIMS AGAINST THE DEBTOR, THE ESTATE, THE CONTINUING ESTATE, OR THEIR RESPECTIVE PROPERTY.

                  (b) TREATMENT OF ADMINISTRATIVE CLAIMS.

            TREATMENT OF ALLOWED ORDINARY COURSE ADMINISTRATIVE CLAIMS: Unless otherwise agreed, Allowed Ordinary Course Administrative Claims will be paid by the Continuing Estate Representative in accordance with the terms and conditions of the particular transaction that gave rise to the Claim.

            TREATMENT OF PROFESSIONAL FEE CLAIMS: Unless otherwise agreed, an Allowed Professional Fee Claim will be paid by the Continuing Estate Representative within ten (10) days after the date on which the Court allows such Claim.

            TREATMENT OF CURE PAYMENTS: Cure Payments will be made to the non-debtor parties to the executory contracts or unexpired leases, in accordance with Section III.A.2 of the Plan.

            TREATMENT OF U.S. TRUSTEE FEES UNDER 28 U.S.C. SECTION 1930: The Continuing Estate Representative will pay to the U.S. Trustee all fees due and owing under 28 U.S.C. Section 1930 in cash within five (5) days after the Effective Date.

            TREATMENT OF NON-ORDINARY COURSE ADMINISTRATIVE CLAIMS: Unless the entity holding a Non-Ordinary Course Administrative Claim allowed by the Court agrees to different treatment, the Continuing Estate Representative will pay to that entity cash in the full amount of such Allowed Non-Ordinary Course Administrative Claim, without interest, on the later of: (i) five (5) days after the Effective Date, or (ii) five (5) days after the date on which the order allowing such Non-Ordinary Course Administrative Claim becomes a Final Order.

            2. PRIORITY TAX CLAIMS.

            Unless otherwise agreed, the Continuing Estate Representative will pay to the entity holding an Allowed Priority Tax Claim cash in the full amount of the Allowed Priority Tax Claim, without interest, on or before the latest of:
(a) 10 days after the Effective Date; (b) 10 days after the date on which the Priority Tax Claim becomes an Allowed Priority Tax Claim; and (c) the date on which the Allowed Priority Tax Claim becomes due and payable in accordance with its terms. To the extent that an Allowed Priority Tax Claim is not paid on the Effective Date, the Allowed Priority Tax Claim will accrue interest at the federal judgment interest rate from the Effective Date through the date of payment of the Allowed Priority Tax Claim, which interest shall be paid at the time the Allowed Priority Tax Claim is paid.

      C. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS.

            1. CLASS 1 (SECURED CLAIM OF THE BLACK HAWK BID).

            Class 1 is unimpaired under the Plan, and the legal, equitable, and contractual rights of the holder of the Allowed Class 1 Claim are unaltered by the Plan. Pursuant to the Asset Purchase Agreement, Ameristar shall assume all liabilities and obligations of the Debtor arising under and related to the municipal bonds issued by the Black Hawk BID. Unless the holder of such Claim and Ameristar agree to a different treatment, the holder of the Allowed Class 1 Claim shall receive the legal, equitable, and contractual rights to which such Claim entitles the holder thereof.

            2. CLASS 2 (SECURED CLAIM OF PCL).

            Class 2 is impaired under the Plan. In full satisfaction of the Allowed Class 2 Claim, and pursuant to the terms of the PCL Settlement Agreement, PCL (on behalf of itself and the PCL

Subcontractors) shall be paid as follows:

            (1) On the earlier of: (a) October 15, 2004 or (b) the Effective Date, the Debtor or the Continuing Estate Representative, as the case may be, shall pay PCL $400,000.

            (2) On the earlier of: (a) April 15, 2005 or (b) the Effective Date, the Debtor or the Continuing Estate Representative, as the case may be, shall pay PCL $400,000.

            Except with respect to the Liens of the Black Hawk BID as provided in the Asset Purchase Agreement, the Acquired Assets are being transferred to Ameristar free and clear of any Liens and encumbrances. PCL's Liens against property of the Estate shall attach only to the cash proceeds received pursuant to the Asset Purchase Agreement, subject to the provisions of the Plan.

            Pursuant to the terms of the PCL Settlement and the Plan, upon payment to PCL of $800,000 as provided for above, PCL and the PCL
Subcontractors: (i) shall release (and be deemed to release) all Liens against property of the Debtor's Estate (subject to the immediately preceding paragraph), (ii) shall dismiss, with prejudice, any pending litigation against the Debtor, and/or property of the Estate, and (iii) shall not be entitled to any other Claim against the Debtor and/or the Estate.

            3. CLASS 3 (SECURED CLAIM OF STEELMAN).

            Class 3 is impaired under the Plan. The amount of such Class 3 Claim, if any, will be determined in connection with the Steelman ADR. In full satisfaction of the Allowed Class 3 Claim, Steelman shall receive the following treatment:

            On the later of the Effective Date and the date on which the Class 3 Claim becomes an Allowed Claim, the Continuing Estate Representative shall pay the Class 3 Claim in full.

            Except with respect to the Liens of the Black Hawk BID as provided in the Asset Purchase Agreement, the Acquired Assets are being transferred to Ameristar free and clear of any Liens and encumbrances. Steelman's Liens against property of the Estate shall attach only to the cash proceeds received pursuant to the Asset Purchase Agreement, subject to the provisions of the Plan. The Debtor, the Ad Hoc Committee, or Steelman may request that the Court estimate the amount of the Class 3 Claim, in which case such estimated amount shall be reserved from the cash portion of the Transfer Proceeds and deposited into a segregated bank account administered by the

Continuing Estate Representative until the amount of the Class 3 Claim is fully and finally determined. In the event the Court has not estimated the Class 3 Claim as of the Effective Date and the Class 3 Claim has not been determined by the Steelman ADR, $500,000 of the Transfer Proceeds shall be set aside in a segregated bank account in respect of the Class 3 Claim until such Claim is fully and finally determined.

            On the Effective Date, Steelman shall release (and shall be deemed to release) all Liens against property of the Estate (subject to the immediately preceding paragraph).

            4. CLASS 4 (SECURED CLAIM OF THE FF&E LENDER).

            Class 4 is impaired under the Plan. In full satisfaction of the Allowed Class 4 Claim, and pursuant to the terms of the FF&E Settlement Agreement, on the Effective Date, the Debtor shall pay the FF&E Lender cash in the amount of $11,000,000, less any monthly payments made to the FF&E Lender during the Case in excess of the $5,000,000 paid to the FF&E Lender during the Case as of May 1, 2004.

            Except with respect to the Liens of the Black Hawk BID as provided in the Asset Purchase Agreement, the Acquired Assets are being transferred to Ameristar free and clear of any Liens and encumbrances. The FF&E Lender's Liens against property of the Estate shall attach only to the cash proceeds received pursuant to the Asset Purchase Agreement, subject to the provisions of the Plan. Pursuant to the FF&E Settlement Agreement and the Plan, on the Effective Date, the FF&E Lender shall be deemed to release its Liens, Claims and encumbrances evidenced by the FF&E Loan Documents (subject to the immediately preceding sentence).

            5. CLASS 5 (SECURED CLAIM OF THE FIRST MORTGAGE NOTEHOLDERS).

            Class 5 is impaired under the Plan. The Class 5 Claim shall constitute an Allowed Claim in the amount of $107,400,000.00. In full satisfaction of the Allowed Class 5 Claim, the First Mortgage Noteholders shall receive the following:

            (1) the Noteholder Cash, which amount the Debtor directs Ameristar (and the Escrow Agent, as applicable) to pay to the Indenture Trustee in accordance with Section 2.6(b) of the Asset Purchase Agreement;

            (2) the positive difference, if any, between the Effective Date Cash and the Liquidation Fund Reserve, which amount shall be paid to the Indenture Trustee by the Debtor on the

Effective Date; and

            (3) the Residual Liquidation Proceeds as and when they become available.

            To the extent the amounts set forth in (1) - (3) above are sufficient to satisfy the Allowed Class 5 Claim in full, the First Mortgage Noteholders shall be entitled to receive interest on their Allowed Class 5 Claim at the rate set forth in the First Mortgage Notes or First Mortgage Indenture, plus reasonable fees, costs, or charges provided for under the First Mortgage Notes or First Mortgage Indenture.

            In short, pursuant to the Plan, the First Mortgage Noteholders shall receive all of the cash proceeds generated from the liquidation of the Estate's assets after all Administrative Claims, Priority Claims, Priority Tax Claims, Claims in Classes 2, 3, 4, 6, 7, 8A and 8B, and Interests in Classes 9A and 9B are paid in accordance with the Plan. (Pursuant to the Asset Purchase Agreement, Ameristar shall assume all liabilities and obligations of the Debtor arising under and related to the Class 1 Claim).

            Except with respect to the Liens of the Black Hawk BID as provided in the Asset Purchase Agreement, the Acquired Assets are being transferred to Ameristar free and clear of any Liens and encumbrances. The First Mortgage Noteholders' Liens against property of the Estate shall attach to the Noteholder Cash and the Liquidation Account, subject to the rights of the parties hereunder.

            6. CLASS 6 (OTHER SECURED CLAIMS)

            Class 6 is impaired under the Plan. Unless the holder of an Allowed Class 6 Claim agrees to other treatment, on or as reasonably practicable after the Effective Date, such holder shall receive, at the Continuing Estate's option: (i) cash in the allowed amount of such holder's Allowed Class 6 Claim,
(ii) the return of the collateral securing such Class 6 Claim, or (iii) (a) the cure of any default, other than a default of the kind specified in Bankruptcy Code section 365(b)(2), with respect to such holder's Allowed Class 6 Claim, without recognition of any default rate of interest or similar penalty or charge, and upon such cure, no default shall exist, (b) the reinstatement the maturity of such Allowed Class 6 Claim as the maturity existed before any default, without recognition of any default rate of interest or similar penalty or charge, and (c) its unaltered legal, equitable, and contractual rights with respect to such Allowed Class 6 Claim. Any defenses, counterclaims, rights or offset or recoupment of the Debtor or the Estate with respect to such Claims shall vest in and inure to the benefit of the Continuing Estate.

            Except with respect to the Liens of the Black Hawk BID as provided in the Asset Purchase Agreement, the Acquired Assets are being transferred to Ameristar free and clear of any Liens and encumbrances. Any Lien of a holder of an Allowed Class 6 Claim shall attach only to the cash proceeds received pursuant to the Asset Purchase Agreement, subject to the provisions of the Plan.

            7. CLASS 7 (PRIORITY CLAIMS, OTHER THAN PRIORITY TAX CLAIMS)

            Class 7 is impaired under the Plan. Unless the entity holding an Allowed Class 7 Claim agrees otherwise, the Continuing Estate Representative shall pay to each holder of an Allowed Class 7 Claim, in full satisfaction of such Claim, cash in the full amount of the Allowed Class 7 Claim, on or before the latest of: (a) 10 days after the Effective Date; (b) 10 days after the date on which the Class 7 Claim becomes an Allowed Class 7 Claim; and (c) the date on which the Allowed Class 7 Claim becomes due and payable in accordance with its terms. To the extent that an Allowed Priority Claim is not paid on the Effective Date, the Allowed Priority Claim will accrue interest at the federal judgment interest rate from the Effective Date through the date of payment of the Allowed Priority Claim, which interest shall be paid at the time the Allowed Priority Claim is paid.

            8. CLASS 8A (GENERAL UNSECURED CLAIMS).

            Class 8A is impaired under the Plan. Pursuant to the Creditors' Committee Settlement Agreement, holders of Allowed Class 8A Claims shall receive a Pro Rata share of the General Unsecured Fund (i.e., $1,000,000). On the Effective Date, the General Unsecured Fund shall be transferred to the Creditors' Committee Counsel to be held in trust for distribution to holders of Allowed Class 8A Claims.

            In accordance with the Creditors' Committee Settlement Agreement, on the Effective Date, $100,000 shall be transferred to the Creditors' Committee Counsel to fund attorneys' fees and expenses incurred by the Post-Effective Date Committee in objecting to Class 8A Claims and in implementing the Plan. The $100,000 to be provided to the Creditors' Committee Counsel in respect of claim objections shall be in addition to the $1,000,000 that will be distributed to holders of Class

8A Claims.

            9. CLASS 8B (CLAIMS OF HYATT).

            Class 8B is impaired under the Plan. In full satisfaction of the Allowed Class 8B Claim, Hyatt shall receive the treatment set forth in the Hyatt Settlement Agreement, attached hereto as Exhibit "E," the terms of which are incorporated herein by this reference. The Confirmation Order shall constitute an order approving, authorizing and directing the Debtor to enter into, and effectuating the Hyatt Settlement Agreement and each and every term contained therein.

            10. CLASS 9A (EXISTING PREFERRED STOCK - SERIES "B").

            Class 9A is impaired under the Plan. Pursuant to the terms of the Asset Purchase Agreement and the Plan, the Debtor, or Ameristar on behalf of and at the instruction of the Debtor pursuant to Section 2.12 of the Asset Purchase Agreement, as the case may be, shall distribute to holders of Allowed Class 9A Interests such holder's Pro Rata share of $1,271,186.44 in Ameristar Stock, as calculated pursuant to Section 2.5(b) of the Asset Purchase Agreement. All Class 9A Interests shall constitute Allowed Interests.

            11. CLASS 9B (EXISTING PREFERRED STOCK - SERIES "A")

            Class 9B is impaired under the Plan. Pursuant to the terms of the Asset Purchase Agreement and the Plan, the Debtor, or Ameristar on behalf of and at the instruction of the Debtor pursuant to Section 2.12 of the Asset Purchase Agreement, as the case may be, shall distribute to holders of Allowed Class 9B Interests such holder's Pro Rata share of $1,228,813.56 in Ameristar Stock, as calculated pursuant to Section 2.5(b) of the Asset Purchase Agreement. All Class 9B Interests shall constitute Allowed Interests.

            12. CLASS 10 (EXISTING COMMON STOCK)

            Class 10 is impaired under the Plan. Class 10 Interests will receive and retain no value under the Plan, and Allowed Class 10 Interests will be cancelled on the Effective Date without payment of any consideration.

                                      III.

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      A. ASSUMPTION AND ASSIGNMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

            1. SCHEDULE OF ASSUMED AND ASSIGNED AGREEMENTS.

            On the Effective Date, each of the executory contracts and unexpired leases designated for assumption and assignment under the Asset Purchase Agreement and listed on the Schedule of Assumed and Assigned Agreements shall be assumed by the Debtor and assigned to Ameristar. On or before 21 days prior to the Confirmation Hearing, the initial Schedule of Assumed and Assigned Agreements will be filed and served on the parties to agreements listed on that schedule.

            The Debtor reserves the right to amend the Schedule of Assumed and Assigned Agreements at any time prior to the Effective Date to: (a) delete any executory contract or unexpired lease and provide for its rejection under the Plan or otherwise, or (b) add any executory contract or unexpired lease and provide for its assumption and assignment to Ameristar. The Debtor will provide notice of any amendment to the Schedule of Assumed and Assigned Agreements to the party or parties to the agreement affected by the amendment.

            The Confirmation Order will constitute a Court order approving the assumption and assignment, on the Effective Date, of the executory contracts and unexpired leases identified on the Schedule of Assumed and Assigned Agreements.

            2. CURE PAYMENTS.

            The Schedule of Assumed and Assigned Agreements also identifies the Cure Payments that Bankruptcy Code sections 365(b)(1)(A) or (B) require be paid in order to cure defaults under the executory contracts and unexpired leases to be assumed and assigned under the Plan. The Debtor reserves the right to amend the Schedule of Assumed and Assigned Agreements, including modifying the proposed Cure Payments, up to the Effective Date.

            As required by Bankruptcy Code section 365(b)(1), any and all monetary defaults under each executory contract and unexpired lease to be assumed and assigned under this Plan will be satisfied as set forth in this subsection.

            As required by Bankruptcy Code section 365(b)(1), any and all monetary defaults under each executory contract and unexpired lease to be assumed and assigned under this Plan will be satisfied in one of the following two ways: (a) the Continuing Estate Representative will pay to the non-debtor party to the executory contract or unexpired lease the Cure Payments, as set forth on the Schedule of Assumed and Assigned Agreements, in cash within 10 days following the Effective Date; or (b) the Continuing Estate Representative will satisfy any other terms that are agreed to by the non-debtor party to an executory contract or unexpired lease that will be assumed and assigned.

            If, however, a dispute arises regarding: (a) the amount of any proposed Cure Payments; (b) whether adequate assurance of future performance under an executory contract or unexpired lease to be assumed and assigned has been provided, to the extent required under the Bankruptcy Code; or (c) any other matter pertaining to a proposed assumption and assignment, the proposed Cure Payments will be made within 10 days after entry of a Final Order resolving the dispute and approving the assumption and assignment.

            3. OBJECTIONS TO ASSUMPTION AND ASSIGNMENT OR PROPOSED CURE
PAYMENTS.

            Any entity who is a party to an executory contract or unexpired lease that will be assumed and assigned under the Plan and who either contends that the proposed Cure Payment specified on the Schedule of Assumed and Assigned Agreements is incorrect or otherwise objects to the contemplated assumption and assignment must File with the Court and serve upon the Debtor and its counsel, counsel to the Ad Hoc Committee, counsel to the Creditors' Committee and counsel to Ameristar a written statement and supporting declaration stating the basis for its objection. This statement and declaration must be Filed and served by no later than 15 days after the filing of the Schedule of Assumed and Assigned Agreements, or any amendments to the Schedule of Assumed and Assigned Agreements (only with respect to an executory contract or unexpired lease added to the Schedule of Assumed and Assigned Agreements by such an amendment, or with respect to any proposed Cure Payment that is reduced by such an amendment). Any entity that fails to timely File and serve such a statement and declaration will be deemed to waive any and all objections to the proposed assumption and assignment and the proposed Cure Payments.

            4. RESOLUTION OF CLAIMS RELATING TO ASSUMED AND ASSIGNED AGREEMENTS.

            In accordance with the procedures set forth in Section III.A.2 relating to the Cure Payments, payment of the Cure Payments with respect to executory contracts or unexpired leases that will be assumed and assigned under the Plan shall be deemed to satisfy, in full, any prepetition arrearage or Rejection Damage Claim asserted in a Filed proof of Claim or listed in the Schedules, irrespective of whether the Cure Payment is less than the amount set forth in such proof of Claim or the Schedules. Upon the tendering of the Cure Payment, such Claim shall be disallowed, without further order of the Court or action by any party.

      B. REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

            1. REJECTED AGREEMENTS.

            On the Effective Date, the Debtor will reject all executory contracts and unexpired leases -- except for any agreements that were previously assumed or rejected or that will be assumed and assigned under the Plan -- to the extent that these agreements constitute executory contracts or unexpired leases under Bankruptcy Code section 365.

            The Confirmation Order will constitute a Court order approving the rejection, on the Effective Date, of the executory contracts and unexpired leases not assumed and assigned under the Plan.

            2. BAR DATE FOR REJECTION DAMAGE CLAIMS.

            Any Rejection Damage Claim or other Claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be Filed and served upon the Continuing Estate Representative, the Ad Hoc Committee, the Post-Effective Date Committee, and their respective counsels, within 30 days after the mailing of notice of the occurrence of the Effective Date. Any such Claims that are not timely Filed and served will be forever barred and unenforceable against the Debtor, the Estate, the Continuing Estate, and their respective property, and entities holding these Claims will be barred from receiving any distributions under the Plan on account of such untimely Claims.

                                       IV.

                MEANS OF EXECUTION AND IMPLEMENTATION OF THE PLAN

            The Plan does not contemplate the continuation of the Debtor or the Debtor's business (other than by Ameristar). The Plan provides for the transfer of the Acquired Assets to Ameristar (or its assignee) free and clear of any and all Liens, Claims and other encumbrances in accordance with the Asset Purchase Agreement (except as otherwise provided in the Asset Purchase Agreement and the Plan). The Plan provides that the Debtor's remaining assets (other than the Ameristar Stock) will be liquidated or otherwise reduced to cash and that the proceeds from the liquidation of assets of the Estate will be distributed by the Continuing Estate Representative to the holders of various Claims and Interests in the manner provided for in the Plan. The Plan also provides for the approval of certain settlement agreements with holders of Allowed Claims (Class 4, Class 8A, and Class 8B).

            The Plan, together with the Asset Purchase Agreement and the Confirmation Order, shall constitute a "plan of reorganization" as such term is used in Sections 354 and 361 of the Tax Code. The transactions contemplated by the Plan, the Asset Purchase Agreement, and the Confirmation Order together shall constitute a "reorganization" within the meaning of Section 368 of the Tax Code. Approval of this Plan by the Debtor and the confirmation of this Plan by the Bankruptcy Court shall together constitute the adoption by the Debtor of a plan of complete liquidation pursuant to which all of the Debtor's assets remaining following transfer to Ameristar pursuant to the Asset Purchase Agreement shall be distributed to holders of Allowed Claims and Allowed Interests as provided herein. Within thirty (30) days following the Effective Date, the Continuing Estate Representative shall file with the Internal Revenue Service a completed IRS Form 966.

      A. FUNDING OF THE PLAN.

            Obligations required to be satisfied in cash under the Plan on and after the Effective Date will be satisfied from the cash portion of the Transfer Proceeds paid by Ameristar on the Effective Date, the Effective Date Cash, and amounts deposited into the Liquidation Account.

      B. TRANSFER OF THE ACQUIRED ASSETS TO AMERISTAR.

            1. GENERALLY.

            In accordance with the Asset Purchase Agreement, which is incorporated by reference as if fully set forth herein, Ameristar (or its assignee) shall acquire the Acquired Assets for the consideration set forth in section 2.5 of the Asset Purchase Agreement. The terms and conditions of the transfer of the Acquired Assets to Ameristar shall be governed by the Asset Purchase Agreement. To the extent that there is an inconsistency between the Asset Purchase Agreement and the Plan regarding the transfer of the Acquired Assets, the terms of the Asset Purchase Agreement shall control. Except as set forth herein, the Acquired Assets shall be transferred to Ameristar free and clear of any and all Liens, Claims, interests and encumbrances.

            2. APPROVAL OF TRANSFER OF THE ACQUIRED ASSETS.

            The Confirmation Order shall constitute an order of the Bankruptcy Court approving the transfer of the Acquired Assets to Ameristar, as provided for in the Plan and the Asset Purchase Agreement, and all the transactions contemplated by the Asset Purchase Agreement, pursuant to Bankruptcy Code Sections 363(b), (f) and (m), 1123(a)(5)(D) and (b)(4), and 1129.

      C. APPROVAL OF SETTLEMENT AGREEMENTS.

            The Confirmation Order shall constitute an order of the Bankruptcy Court approving, authorizing and directing the Debtor to enter into, the FF&E Settlement Agreement and the Hyatt Settlement Agreement. The FF&E Settlement Agreement and the Hyatt Settlement Agreement provide for the compromise of claims, the release of certain liens, claims and interests by the parties thereto, and the treatment of the FF&E Lender's Claims and Hyatt's Claims pursuant to the Plan. The Confirmation Order shall also constitute an order of the Bankruptcy Court approving the Creditors' Committee Settlement Agreement.

      D. THE CONTINUING ESTATE.

            1. CONTINUATION OF THE ESTATE.

            On and after the Effective Date, the Continuing Estate shall hold title to all of the assets of the Estate, as well as any property acquired after the Effective Date that otherwise would become property of the Estate under Bankruptcy Code section 541, free and clear of all Claims, liens, encumbrances, and other interests, except as otherwise provided in the Plan. The Continuing Estate shall hold such assets for the benefit of the entities that are entitled under the Plan to receive that property or the net proceeds of that property. The Continuing Estate shall not be authorized to operate any business, but shall have the rights, powers, and duties conferred upon the Continuing Estate and the Continuing Estate Representative pursuant to the Continuing Estate Agreement and this Plan. The Continuing Estate shall be fully liquidated and cash shall be distributed to holders of Allowed Claim and Interests as soon as is reasonably practicable following the Effective Date.

            2. APPOINTMENT OF THE CONTINUING ESTATE REPRESENTATIVE.

            The Confirmation Order shall appoint, effective on the Effective Date, Michael

Armstrong (or such other individual as designated by the Ad Hoc Committee) to act as the Continuing Estate Representative to administer the Continuing Estate pursuant to the Plan. The Continuing Estate Representative shall serve without any bond and shall act in accordance with the Continuing Estate Agreement and the Plan. The Continuing Estate Representative shall be entitled to receive, on a monthly basis, payment of fees and reimbursement of reasonable expenses, without further Court approval, from the assets of the Continuing Estate, in accordance with the Continuing Estate Agreement. The Continuing Estate Representative shall serve for the duration of the Continuing Estate, subject to earlier death, resignation, incapacity or removal as specifically provided in the Continuing Estate Agreement.

            The Continuing Estate Representative shall be authorized, without further order of the Court, to employ such persons, including professionals, as deemed necessary to enable the Continuing Estate Representative to perform its functions under the Plan, and the costs of such employment and other expenditures shall be paid solely from assets of the Continuing Estate; provided however, that any and all fees and expenses incurred by the Continuing Estate Representative (including professional fees) shall not exceed $250,000 unless otherwise agreed to in writing by the Ad Hoc Committee. The Debtor expects that the Continuing Estate Representative will retain Irell & Manella, LLP (counsel to the Debtor during the Case) as its counsel.

            3. POWERS AND DUTIES OF THE CONTINUING ESTATE REPRESENTATIVE.

            On and after the Effective Date, the Continuing Estate Representative shall be the duly authorized representative of the Continuing Estate for the purpose of implementing this Plan. Among other things, the Continuing Estate Representative shall have the following rights, powers and duties:

            a. Hold and distribute, in accordance with the Plan, all assets transferred to the Continuing Estate. After the Effective Date, the affairs of the Continuing Estate and all assets held or controlled by the Continuing Estate Representative shall be managed under the direction of the Continuing Estate Representative in accordance with the terms of the Continuing Estate Agreement.

            b. Object to Claims and Interests, except for Claims and Interests classified in Class 1, Class 2, Class 4, Class 5, Class 8A, Class 8B, Class 9A, and Class 9B and prosecute or settle such objections and defend claims and counterclaims asserted in connection therewith

(including by way of example the Debtor's rights of recoupment, setoff or otherwise). Except as otherwise provided in Section II.B.1, above (regarding allowance of Administrative Claims) and Section IV.E.1 (regarding objections to Class 8A Claims which right shall be vested in the Post-Effective Date Committee), objections to any Claims or Interests shall be Filed and served upon the holder of such Claim or Interest no later than the date (the "Claims/Interests Objection Deadline") that is the later of (a) 120 days after the Effective Date, unless extended by the Court, and (b) 120 days after the date on which a proof of Claim or Interest has been Filed, unless extended by the Court.

            c. Administer the collection, prosecution, settlement or abandonment of Avoidance Actions; provided, however, that the Continuing Estate Representative shall not commence an Avoidance Action without the written consent of the Ad Hoc Committee.

            d. File all tax and regulatory forms, returns, reports and other documents required with respect to the Continuing Estate. Any federal and state income or franchise tax returns of the Debtor filed after the Effective Date shall be submitted to Ameristar for its review and approval at least twenty (20) days prior to the earlier of the filing or due date thereof, and the Continuing Estate Representative shall make such changes to such tax returns as Ameristar reasonably requests.

            e. As directed by the Ad Hoc Committee, file suit or any appropriate motion for relief in the Court or in any other court of competent jurisdiction to resolve any claim, disagreement, conflict or ambiguity in connection with the implementation of the Asset Purchase Agreement and any other exercise of its rights, powers or duties.

            f. As soon as practicable, but in no event later than 10 days after the Effective Date, serve the notice of Effective Date on all holders of Claims and Interests. The notice of Effective Date shall include a notice that the bar date for filing Rejection Damage Claims (or other Claims for damages arising from the rejection under the Plan of executory contracts or unexpired leases) shall be 30 days after the mailing of notice of the Effective Date, as set forth in Section III.B.2.

            g. Take all steps necessary to wind up the affairs of the Debtor and the Case and take all such action as is necessary to enable the Debtor to comply with its obligations under the Asset Purchase Agreement and the Plan.

            h. Take all necessary actions and File all appropriate motions to obtain an order closing the Case.

            i. Dissolve (or cause to be dissolved) the Debtor corporation pursuant to the laws of the State of Colorado after the liquidation of the Debtor's remaining assets and the distribution of all of the assets of the Estate to the holders of various Claims and Interests in the manner provided for in the Plan.

            j. Submit all required U.S. Trustee quarterly reports and pay all required U.S. Trustee Fees until the Case is closed.

            k. Pursuant to Rule 12g-4 of the Securities Exchange Act of 1934, as amended, file a Form 15, "Certification of termination of registration of a class of securities under Section 12 or notice of suspension of duty to file reports pursuant to Section 13 and 15(d) of the Act."

            4. TERMINATION OF THE CONTINUING ESTATE.

            The Continuing Estate shall terminate when the Continuing Estate Representative has performed all of its duties under the Plan and the Continuing Estate Agreement, including the final distribution of all the property of the Continuing Estate, which date shall not be more than 14 months after the Effective Date; provided, however, that the Ad Hoc Committee may, in its sole discretion, keep the Continuing Estate open so long as shall be necessary to liquidate and distribute property and resolve any and all litigation relating to the Plan, the Asset Purchase Agreement, or the Case.

            5. ADDITIONAL PROVISIONS OF THE CONTINUING ESTATE AGREEMENT.

            In addition to the provisions in the Plan with respect to the Continuing Estate Representative, the Continuing Estate Agreement will provide for, among other things, other actions to be taken by the Continuing Estate Representative, the removal of the Continuing Estate Representative or appointment of a successor Continuing Estate Representative, and the effect of actions by the Continuing Estate Representative. To the extent not set forth in the Plan, the functions of the Continuing Estate, the powers and duties of the Continuing Estate Representative, and the rights of the holders of property in the Continuing Estate shall be governed by the provisions of the Continuing Estate Agreement.

      E. THE POST-EFFECTIVE DATE COMMITTEE.

            1.    MANAGEMENT AND POWERS OF THE POST-EFFECTIVE DATE COMMITTEE.

            The Post-Effective Date Committee shall be formed on the Effective Date and shall consist of three (3) Persons to be selected by the Creditors' Committee prior to the Effective Date. The Post-Effective Date Committee shall have the ability and authority to: (a) object to any and all Class 8A Claims,
(b) prosecute or settle such objections and defend claims and counterclaims asserted in connection therewith (including by way of asserting the Debtor's rights of recoupment, setoff or otherwise), (c) commence or continue proceedings to estimate the amount of any Class 8A Claim, and (d) take any other action related to the foregoing; provided, however, that objections to any Class 8A Claims shall be Filed and served upon the holder of such Claim no later than the date that is the later of (a) 120 days after the Effective Date, unless extended by the Court, and (b) 120 days after the date on which a proof of Claim or Interest has been Filed, unless extended by the Court. After the Effective Date, only the Post-Effective Date Committee shall have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Class 8A Claims.

            2.    EMPLOYMENT AND COMPENSATION OF PROFESSIONALS.

            The Post-Effective Date Committee is authorized, without further order of the Court, to employ such Persons, including professionals, as it may deem necessary to enable it to perform its functions under the Plan. In accordance with the Creditors' Committee Settlement Agreement, on the Effective Date, $100,000 (the "Creditors' Fund") shall be transferred to the Creditors' Committee Counsel to fund all attorneys' fees and expenses incurred by the Post-Effective Date Committee and its members in objecting to Class 8A Claims and in implementing the Plan; provided, however, that the fees and expenses incurred by the Post-Effective Date Committee shall not exceed $100,000 and no amounts in excess of the Creditor's Fund shall be transferred to the Post-Effective Date Committee for any reason whatsoever. The Debtor expects that the Post-Effective Date Committee will retain Pachulski, Stang, Ziehl, Young, Jones & Weintraub LLP (counsel to the Creditors' Committee during the Case) as its counsel.

            3.    DISSOLUTION OF THE POST-EFFECTIVE DATE COMMITTEE.

            The Post-Effective Date Committee shall be dissolved on the third Business Day after the earlier of: (1) the resolution of all Class 8A Disputed Claims and (2) the final distribution to holders of Allowed Class 8A Claims. To the extent that, at the time of such dissolution, any portion of the Creditor's Fund remains unspent, such amounts shall be immediately transferred to the Continuing Estate Representative to be deposited into the Liquidation Account for distribution in accordance with the Plan.

      F. THE AD HOC COMMITTEE.

            1.    POST-EFFECTIVE DATE POWERS.

            On and after the Effective Date, the Ad Hoc Committee shall be authorized to: (1) object to Claims and Interests, except for Claims and Interests classified in Class 1, Class 2, Class 4, Class 5, Class 8A and Class 8B, (2) enforce the rights of the Debtor and the Estate under the Asset Purchase Agreement and (3) take all necessary actions to implement the Plan. Except as otherwise provided in Section II.B.1 (regarding allowance of Administrative Claims) and Section IV.E.1 (regarding objections to Class 8A Claims which right shall be vested in the Post-Effective Date Committee), the Ad Hoc Committee shall File and serve objections upon the holder of such Claim or Interest no later than the Claims/Interests Objection Deadline, unless extended by the Court.

            2. PAYMENT OF AD HOC COMMITTEE AND INDENTURE TRUSTEE SUBSTANTIAL CONTRIBUTION CLAIMS.

            In recognition the Ad Hoc Committee's and Indenture Trustee's substantial contribution to the Case, and pursuant to Bankruptcy Code section 503(b)(3)(D), the reasonable fees and expenses incurred after the Petition Date by the Ad Hoc Committee and Indenture Trustee (including attorney's fees and financial advisor fees) shall be paid, without further application by or on behalf of such professionals to the Court and without notice and a hearing (other than the Confirmation Hearing), from the Noteholder Cash. The Ad Hoc Committee and the Indenture Trustee will submit to the Debtor or the Continuing Estate Representative, as the case may be, an invoice detailing such fees and expenses incurred. The Indenture Trustee shall reserve such invoiced amounts from the Noteholder Cash and shall pay such invoiced amounts, to the entity or entities designated by the Ad Hoc Committee, out of the Noteholder Cash within five (5) Business Days after the later of: (i) the

Effective Date and (ii) receipt of such invoices by the Indenture Trustee.

      G. DISTRIBUTION OF PROPERTY UNDER THE PLAN.

            The following procedures set forth in the Plan apply to distributions made pursuant to this Plan by the Continuing Estate Representative (and with respect to Class 8A Claims, the Creditor's Committee Counsel). The Continuing Estate Representative and the Creditor's Committee Counsel will serve without bond and make all distributions under the Plan, except where otherwise provided. In connection with the Plan, to the extent applicable, the Continuing Estate Representative and Creditor's Committee Counsel in making cash distributions under the Plan shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The Continuing Estate Representative and Creditor's Committee Counsel may withhold the entire cash distribution due to any holder of an Allowed Claim until such time as such holder provides the necessary information to comply with any withholding requirements of any governmental unit.

            1.    MANNER OF CASH PAYMENTS UNDER THE PLAN.

            Cash payments to domestic entities holding Allowed Claims will be tendered in U.S. Dollars and will be made by checks drawn on a domestic bank or by wire transfer from a domestic bank. Payments made to foreign creditors holding Allowed Claims may be paid, at the option of the Continuing Estate Representative or the Creditor's Committee Counsel, as applicable, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

            2.    NO DE MINIMIS DISTRIBUTIONS.

            Notwithstanding anything to the contrary in this Plan, no cash payment of less than $25 will be made to any entity. No consideration will be provided in lieu of the de minimis distributions that are not made under this Section.

            3.    NO DISTRIBUTION WITH RESPECT TO DISPUTED CLAIMS.

            No payments of cash or distributions of other property or other consideration of any kind shall be made on account of any Disputed Claim unless and until such Claim becomes an Allowed Claim or is deemed to be such for purposes of distribution, and then only to the extent that the Claim becomes, or is deemed to be for distribution purposes, an Allowed Claim. The presence of a Disputed Claim in any Class will not be a cause to delay distribution to Allowed Claims in that Class or in other Classes, so long as a reserve is created for the Disputed Claim in accordance herewith. Any holder of a Claim that becomes an Allowed Claim after the Effective Date will receive its distribution within 10 days from the date that such Claim becomes an Allowed Claim.

            4.    NO STOCK DISTRIBUTIONS TO HOLDERS OF CLAIMS.

            All Ameristar Stock issued in connection with the Asset Purchase Agreement shall be distributed solely to holders of Class 9A and Class 9B Interests in respect of such Interests. Under no circumstances shall the Ameristar Stock be distributed, paid, or otherwise transferred in respect of any Claims.

            5. DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE/UNCLAIMED DISTRIBUTIONS.

                  (a) DELIVERY OF DISTRIBUTIONS IN GENERAL.

            The Continuing Estate Representative or the Creditor's Committee Counsel, as the case may be, shall make distributions to each holder of an Allowed Claim by mail as follows: (a) at the address set forth on the proof of Claim filed by such holder of an Allowed Claim; (b) at the address set forth in any written notice of address change delivered to the Disbursing Agent after the date of any related proof of Claim; and (c) at the address reflected in the Schedules if no proof of Claim is filed and the Continuing Estate Representative or the Creditor's Committee Counsel, as the case may be, has not received a written notice of a change of address.

                  (b) UNDELIVERABLE AND UNCLAIMED DISTRIBUTIONS.

            If the distribution to the holder of any Allowed Claim is returned as undeliverable, no further distribution shall be made to such holder unless and until the Continuing Estate Representative or the Creditor's Committee Counsel, as the case may be, is notified in writing of such holder's then current address. Subject to the other provisions of the Plan, undeliverable distributions shall remain in the possession of the Continuing Estate Representative or the Creditor's Committee Counsel, as the case may, be pursuant to this Section until such time as a distribution becomes deliverable. All undeliverable cash distributions will be held in unsegregated, interest-bearing bank accounts for the benefit of the entities entitled to the distributions. These entities will be entitled to any interest actually earned on account of the undeliverable distributions. The bank account will be maintained in the name of the Continuing Estate Representative or the Creditor's Committee Counsel, as the case may be, but it will be accounted for separately.

            Any holder of an Allowed Claim who does not assert a claim in writing for an undeliverable distribution within one year after the Effective Date shall no longer have any claim to or interest in such undeliverable distribution, and shall be forever barred from receiving any distributions under this Plan, or from asserting a Claim against the Debtor, the Estate, Continuing Estate, or their respective property, and the Claim giving rise to the undeliverable distribution will be discharged.

            Any undeliverable distributions that are not claimed under this Section will be transferred to the Continuing Estate Representative to be deposited into the Liquidation Account. Nothing contained in the Plan shall require the Debtor, the Continuing Estate Representative, or Creditor's Committee Counsel to attempt to locate any holder of an Allowed Claim.

                  (c) ESTIMATION OF DISPUTED CLAIMS FOR DISTRIBUTION PURPOSES.

            The Continuing Estate Representative or the Creditor's Committee Counsel may move for a Court order estimating any Disputed Claim. The estimated amount of any Disputed Claim so determined by the Court shall constitute the maximum recovery that the holder thereof may recover after the ultimate liquidation of its Disputed Claim, irrespective of the actual amount ultimately allowed.

      H. CANCELLATION OF INTERESTS.

            On the Effective Date, all Interests in the Debtor (including Existing Common Stock and Existing Preferred Stock) will be cancelled, annulled, and extinguished, and will be deemed to of no further force or effect without any further action by any party. The holders of Class 9A and Class 9B Interests shall receive in consideration for such cancellation, annulment, and extinguishment the Ameristar Stock, as provided in the Asset Purchase Agreement and this Plan.

      I. TERMINATION OF OFFICERS AND DIRECTORS.

            On and after the Effective Date, and without further action by any party: (A) the Debtor shall have no right to operate a business; (B) the Debtor's officers and directors automatically will be terminated; provided, however, that notwithstanding the foregoing, the Continuing Estate Representative, the Ad Hoc Committee and the Post-Effective Date Committee shall have and retain such authority as set forth in the Plan to dispose of the assets of the Continuing Estate and otherwise implement the Plan in accordance with its terms. On the Effective Date, the Debtor shall be deemed liquidated and dissolved as a corporate entity pursuant to applicable law, without further action by any entity. The Continuing Estate Representative shall be authorized to execute any documents that implement or are in aid of this Section.

                                       V.

                            MISCELLANEOUS PROVISIONS

      A. REVOCATION OF PLAN/NO ADMISSIONS.

            The Debtor, with the written consent of the Ad Hoc Committee, reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. Notwithstanding anything to the contrary in the Plan, if the Plan is not confirmed or the Effective Date does not occur, the Plan will be null and void, and nothing contained in the Plan or the Disclosure Statement will: (a) be deemed to be an admission by the Debtor with respect to any matter set forth in the Plan, including liability on any Claim or the propriety of any Claim's classification; (b) constitute a waiver, acknowledgment, or release of any Claims against, or any Interests in, the Debtor, or of any claims of the Debtor; or (c) prejudice in any manner the rights of the Debtor, the Estate, or any creditors in any further proceedings.

      B. DISSOLUTION OF CREDITORS' COMMITTEE.

            On the Effective Date, the Creditors' Committee shall be released and discharged from the rights and duties arising from or related to the Case, except with respect to final applications for professionals' compensation. The professionals retained by the Creditors' Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications by such professionals or Creditors' Committee members for allowance of compensation and reimbursement of expenses pending on the Effective Date or timely Filed after the Effective Date as provided in the Plan, as approved by the Court.

      C. EXEMPTION FROM CERTAIN TRANSFER TAXES.

            In accordance with Bankruptcy Code section 1146(c), the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under the Plan may not be taxed under any law imposing a stamp tax or similar tax.The Confirmation Order shall direct all governmental officials and agents to forego the assessment and collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without payment of such tax or other governmental assessment.

      D. MODIFICATIONS OF PLAN.

            Subject to the restrictions set forth in Bankruptcy Code section 1127, the Debtor, with the written consent of the Ad Hoc Committee, reserves the right to alter, amend, or modify the Plan before its substantial consummation.

      E. PLAN SHALL NOT AFFECT RIGHTS OF FIRST PLACE LLC.

            Notwithstanding any other provision of the Plan or the Asset Purchase Agreement, the rights and interests of First Place LLC in connection with the real property subject to the state court litigation pending in the District Court for Gilpin County, Colorado (the "Disputed Property") shall remain unaffected; provided, however, that to the extent a court of competent jurisdiction determines that the Debtor possesses any rights with respect to the Disputed Property (including any ownership rights and/or the Debtor's right to compel First Place to convey all or a portion of the Disputed Property to the Debtor), such rights of the Debtor shall be deemed part of the Acquired Assets.

      F. POST-EFFECTIVE DATE EFFECT OF EVIDENCES OF CLAIMS OR INTERESTS.

            Commencing on the Effective Date, notes, certificates, warrants, and other evidences of Claims against the Debtor will represent only the right to receive the distributions contemplated under the Plan.

      G. SUCCESSORS AND ASSIGNS.

            The rights, benefits, and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such entity.

      H. SATURDAY, SUNDAY OR LEGAL HOLIDAY.

            If any payment or act under the Plan is required to be made or performed on a day that is not a Business Day, then the payment or act may be completed on the next day that is a Business Day, in which event the payment or act will be deemed to have been completed on the required day.

      I. HEADINGS.

            The headings used in the Plan are inserted for convenience only and do not constitute a portion of this Plan or in any manner affect the provisions of this Plan or their meaning.

      J. SEVERABILITY OF PLAN PROVISIONS.

            If before confirmation the Court holds that any Plan term or provision is invalid, void, or unenforceable, the Court may alter or interpret that term or provision so that it is valid and enforceable to the maximum extent possible consistent with the original purpose of that term or provision. That term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the Plan's remaining terms and provisions will remain in full force and effect and will in no way be affected, impaired, or invalidated. The Confirmation Order will constitute a judicial determination providing that each Plan term and provision, as it may have been altered or interpreted in accordance with this Section, is valid and enforceable under its terms.

      K. GOVERNING LAW.

            Unless a rule of law or procedure is supplied by (a) federal law (including the Bankruptcy Code and Bankruptcy Rules), or (b) an express choice of law provision in any agreement, contract, instrument, or document provided for, or executed in connection with, the Plan, the rights and obligations arising under the Plan and any agreements, contracts, documents, and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado without giving effect to the principles of conflict of laws thereof.

                                       VI.

                       EFFECT OF CONFIRMATION OF THE PLAN

      A. NON-DISCHARGE OF THE DEBTOR.

            Upon the Effective Date, Bankruptcy Code section 1141 shall become applicable with respect to the Plan. In accordance with Bankruptcy Code section 1141(d)(A)(3), this Plan does not discharge the Debtor. Bankruptcy Code section 1141 nevertheless provides, among other things, that the property dealt with by the Plan is free and clear of all Claims and Interests of creditors, equity security holders, and of general partners of the Debtor. Accordingly, no entity holding a Claim against or Interest in the Debtor may receive any payment from, or seek recourse against, any assets that are to be distributed under this Plan other than assets required to be distributed to that entity under the Plan. As of the Effective Date, all parties are precluded from asserting against any property that is to be distributed under this Plan any Claims, rights, causes of action, liabilities, or Interests based upon any act, omission, transaction, or other activity that occurred before the Effective Date except as expressly provided in this Plan or the Confirmation Order.

      B. BINDING EFFECT OF PLAN AND INJUNCTIONS.

            Immediately upon the occurrence of the Effective Date, the terms of the Plan (including, without limitation, the terms of the settlement agreements attached to the Plan as exhibits "C," "D" and "E" and incorporated herein by reference) and the Confirmation Order shall be deemed binding upon the Debtor, any and all holders of Claims or Interests (including, without limitation, the Indenture Trustee) (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan), any and all non-Debtor parties to executory contracts and unexpired leases with the Debtor, any and all non-Debtor parties who hold either a legal or equitable interest in any of the Acquired Assets (including, without limitation, the Indenture Trustee) and any and all entities who are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.

            The Confirmation Order is and shall be (i) effective as a determination that, on the Effective Date of the Plan, except as otherwise provided in the Asset Purchase Agreement and the Plan, all Liens existing as to the Acquired Assets prior to such date have been unconditionally released, discharged, and terminated as to the Acquired Assets, and that the conveyance of the Acquired Assets has been effected, and all parties asserting one or more Liens are hereby permanently enjoined from asserting any such Lien against the Acquired Assets or Ameristar (or its assignee), except for Liens which are otherwise provided for in the Plan and Asset Purchase Agreement, and (ii) binding upon and govern the acts of all entities including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, registrars of patents, trademarks or other intellectual property, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report any title or state of title in or to any of the Acquired Assets.

            As of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability against the Debtor or its property or an Interest or any other right related to an Interest of the Debtor are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interest or rights: (i) commencing or continuing in any manner any action or other proceeding against Ameristar (or its assignee) and its property, including the Acquired Assets; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against Ameristar (or its assignee) and its property, including the Acquired Assets; (iii) creating, perfecting or enforcing any Lien or encumbrance against Ameristar (or its assignee) and its property, including the Acquired Assets; and (iv) commencing or continuing any action, in any manner or any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code.

      C. PAYMENT OF U.S. TRUSTEE FEES.

            The Continuing Estate Representative shall pay all U.S. Trustee Fees in accordance with Sections II.B.1 and IV.D.3.

      D. RETENTION OF JURISDICTION.

            Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Court shall retain jurisdiction over the Case after the Effective Date to the fullest extent provided by law, including the jurisdiction to:

            1. Allow, disallow, determine, liquidate, classify, establish the priority or secured or unsecured status of, estimate, or limit any Claim or Interest;

            2. Grant or deny any and all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

            3. Resolve any motions pending on the Effective Date to assume, assume and assign, or reject any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any and all Claims arising therefrom;

            4. Ensure that distributions to holders of Allowed Claims, including but not limited to Administrative Claims, are accomplished pursuant to the provisions of the Plan;

            5. Resolve any and all applications, motions, adversary proceedings, and other matters involving the Debtor that may be pending on the Effective Date or that may be instituted thereafter in accordance with the terms of the Plan;

            6. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents entered into in connection with the Plan;

            7. Resolve any and all controversies, suits, or issues that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any entity's rights or obligations in connection with the Plan;

            8. Modify the Plan before or after the Effective Date pursuant to Bankruptcy Code section 1127, or modify the Disclosure Statement or any contract, instrument, release, or other agreement or document created in connection with the Plan or Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any order of the Court, the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan or Disclosure Statement, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

            9. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan;

            10. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

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

            11. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Disclosure Statement; and

            12. Enter an order closing the Case.

            If the Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter, this section shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

                                      VII.

                          RECOMMENDATION AND CONCLUSION

            The Debtor believes that Plan confirmation and implementation are preferable to any feasible alternative because the Plan will provide entities holding Allowed Claims and holders of Existing Preferred Stock Interests with substantially greater recoveries than the alternatives. Accordingly, the Debtor urges entities who hold impaired Claims and Interests to vote to accept the Plan by checking the box marked "Accept" on their Ballots and then returning the Ballots to the Ballot Tabulator by the Ballot Deadline, as directed in the Plan and Disclosure Statement.

Dated: October ___, 2004                      Windsor Woodmont Black Hawk Resort
                                              Corporation

                                              __________________________________
                                              By: Michael Armstrong
                                              Its: Chief Financial Officer

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